Exhibit 10.4

CONVERTIBLE LOAN AGREEMENT

This Convertible Loan Agreement (this "Agreement") is ENTERED INTO as of the 1 day of November, 2009, by and among WhiteSmoke Inc., a company organized and existing under the laws of the state of Delaware (the "Company"), and the parties listed on Schedule A hereto (collectively, the "Participating Preferred Shareholders", and each, a "Participating Preferred Shareholder").

WHEREAS,	the Company requires an infusion of funds in order to conduct its business activities; and

WHEREAS,
the Company concluded that it is in the best interest of the Company and its shareholders to raise funds, up to an aggregate amount of US$ 1,000,000 from the current Preferred Shareholders of the Company who hold Preferred A shares and/or Preferred A-l Shares and/or Preferred B shares and/or Preferred B-l Shares and/or Preferred C Shares (collectively, the "Preferred Shareholders"), and potentially from certain additional External Investors (as hereinafter defined) subject and according to the terms and conditions set forth in this Agreement; and

WHEREAS,	the Participating Preferred Shareholders are willing to make available a convertible loan to the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	THE LOAN

1.1	The Participating Preferred Shareholders shall lend to the Company an aggregate amount of up to US$1,000,000, as follows:

1.1.1
Subject to the provisions of section 1.1.2 hereunder, each Participating Preferred Shareholders shall provide the Company with the amount as set forth opposite to such Participating Preferred Shareholders name in on Schedule A hereto (the "Minimum Amount").

1.1.2
In the event that the aggregate amount of the Minimum Amounts the Participating Preferred Shareholders provide to the Company is less than US$ 1,000,000 (the "Initial Amount"), the Participating Preferred Shareholders shall be entitled to lend, on a pro rata basis among themselves, to the Company an additional amount not higher, in aggregate, than the difference between the US$ 1,000,000 and the Initial Amount (the "Additional Amount") (the Initial Amount and the Additional Amount together the "Loan Amount").

1.2
Each Participating Preferred Shareholder shall only be responsible to lend its portion of the Loan Amount (the "Portion"), and the liability of the Participating Preferred Shareholders shall be several, and not joint.

1.3
Each of the Participating Preferred Shareholders shall transfer its Portion to the Company in three equal installments, as follows:  (A) the first installment shall be transferred at the Closing (as hereinafter defined); (B) the second installment shall be transferred to the Company ninety (90) days following the Closing (the "Second Installment"); (C) the third installment shall be transferred to the Company hundred and eighty (180) days following the Closing (the "Third Installment").

1.4
Each Participating Preferred Shareholder shall pay its Portion (as defined above) in U.S. Dollars or in the New Israeli Shekels equivalent.  If the Portion is paid in an NIS equivalent, it shall be paid in accordance with the representative rate of exchange of the U.S. Dollar against the NIS last published by the Bank of Israel immediately prior to the Closing (as hereinafter defined), the Second Installment date or the Third Installment date, as applicable.

2.	DEFAULTING

In the event that a Participating Preferred Shareholder fails to transfer the Second Installment and/or the Third Installment to the Company ("Defaulting Participating Preferred Shareholder"), the aggregate amount which such Participating Preferred Shareholder has already transferred to the Company under this Agreement shall be deemed forfeited and such Participating Preferred Shareholder shall have no rights with regards to any of its previous installments and it shall be considered as if it did not participate at all in its Minimum Amount.  It is hereby clarified that such Defaulting Participating Preferred Shareholder shall not be taken into consideration when calculating the percentage of the Participating Preferred Shareholders from the Preferred Shareholders pursuant to section 7 hereunder

3.	CLOSING

3.1
Time and Place of the Closing.  The closing of the transaction hereunder shall take place at the offices of Fischer Behar Chen Well Orion & Co., on ______________, 2009, or at such other time and place as the Company and the Participating Preferred Shareholders shall mutually agree in writing (the "Closing").

3.2
Deliveries and Transactions at the Closing.  At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

3.2.1
Board Resolutions.  Copies of duly executed resolutions of the Board of Directors of the Company, as shall be attached at the Closing as Exhibit 3.2.1 shall be delivered to the Participating Preferred Shareholders, by which, inter alia, the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements shall have been approved.

3.2.2
Shareholders Resolutions.  Copies of duly executed resolutions of the Company's shareholders, in the forms as shall be attached at the Closing as Exhibit 3.2.2 shall be delivered to the Participating Preferred Shareholder, by which, inter alia, the execution, delivery and performance by the Company of this Agreement, the Warrants, the Amended and Restated Certificate of Incorporation (as attached below), and all documents and agreements, ancillary hereto and thereto shall have been approved, including the issuance of Preferred C-l Shares (as hereinafter defined), pursuant to section 4.3 and the conversion into Preferred D Shares pursuant to section 7.

3.2.3	Delivery of Warrants. Subject to the terms and conditions set forth in Section 7 below, the Company shall deliver to each Participating Preferred Shareholder the Warrant.

3.2.4
Amended and Restated Certificate of Incorporation.  The Company shall deliver to the Participating Preferred Shareholders the Amended and Restated Certificate of Incorporation of the Company in the form as shall be attached at the Closing as Exhibit 3.2.4(A), which shall reflect Evolution Venture Capital Fund I (Israel) LP and Evolution Venture Capital Fund I (Exempt) LP full, absolute and irrevocable waiver with respect to their existing veto rights as detailed in Section 6 of the Company's current Certificate of Incorporation attached hereto as Exhibit 3.2.4(B).  In addition, the Company shall file, no later than 14 days following the Closing, the Amended and Restated Certificate of Incorporation with the Secretary of the State of Delaware.

3.2.5
Kreos Capital III Limited.  The Company shall deliver to the Participating Preferred Shareholders a copy of the amendment to the Loan Agreement dated May 13, 2008 between Kreos Capital III Limited and the Company (the "Amendment to Loan Agreement").  The Amendment to Loan Agreement shall reflect, inter alia, a substantial grace on the repayments of the Loan to Kreos Capital III.

3.2.6	Payment. Each of the Participating Preferred Shareholders shall transfer by wire transfer to a bank account designated by the Company the First Installment, in accordance with Section 1 above.

4.	AUTOMATIC CONVERSION UPON QUALIFIED NEXT FINANCING

4.1
In the event that the Company consummates a Qualified Next Financing (as hereinafter defined) until June 30, 2010, each Participating Preferred Shareholder shall automatically convert, at the closing of the Qualified Next Financing, the aggregate amount loaned by him to the Company until the date of such closing, into the most favorable class of shares of the company issued in such Qualified Next Financing on the same terms and conditions applicable to the investor or investors in such Qualified Next Financing, at a 25% discount from the price per share as shall be determined in the Qualified Next Financing (the "Discount" and the "Qualified Next Financing Shares" respectively); the Participating Preferred Shareholders shall be a party to the Qualified Next Financing's transaction documents, and each Participating Preferred Shareholder shall be regarded as an investor in such Qualified Next Financing (the "Automatic Conversion").

4.2
Upon such Automatic Conversion, the obligations of the Company with regard to the Loan Amount hereunder shall automatically terminate and the Company shall have no further obligations and the Participating Preferred Shareholders shall have no further rights with respect to the Loan Amount and interest thereon.

For purposes hereof, the term "Qualified Nest Financing" shall mean the first equity investment in which the Company issues shares for an aggregate sum of money of at least US$1,000,000 (one million, US$)

4.3
In addition, each Participating Preferred Shareholder, that (i) has provided to the Company, at least its Minimum Amount; and (ii) has participated also in the Company's Preferred C round as listed on Schedule B attached hereto (the "Preferred C Shareholders"), shall be entitled, at the closing of the Qualified Next Financing, to convert all its then Preferred C Shares in to Preferred C-l Shares (as hereinafter defined).  In addition, such Participating Preferred Shareholder shall be entitled to full ratchet anti-dilution protection with regard to all its Qualified Next Financing Shares, without taking into account the Discount in connection with the relevant Price per Share for the full ratchet conversion price purposes or any other purpose.

4.4
For purposes hereof, the term "Preferred C-l shares" shall mean Preferred Share which shall have the same rights, preferences and privileges attached to Series C Preferred Shares of the Company, but shall also include liquidation preference over Preferred C shares and contain a full ratchet anti-dilution protection.

5.	REPAYMENT UPON M&A TRANSACTION

Subject to the receipt by the Company of the required approvals, in the event that prior to (i) June 30, 2010 or (ii) the closing of the Qualified Next Financing and the Automatic Conversion pursuant to Section 4 above, according to the earlier (i) a merger in which the Company is not the surviving entity, or (ii) a sale of a majority or all of the Company's assets (tangible and intangible) or shares, or (iii) any scenario which would result in the implementation of the liquidation and "deemed liquidation" preferences of the Company's preferred stock (collectively, an "M&A Transaction") shall occur, then each of the Participating Preferred Shareholders shall be entitled to receive, at the Closing of the M&A Transaction (the "Repayment Date"), for each US$1 (one dollar) loaned to the Company according to this Agreement, an amount equal to US$2 (two dollars) (the "Repayment"), as full repayment of the Loan.  Such Repayment shall be senior and in priority to any payment by the company to its shareholders.  The Repayment Date may be extended by written consent of the Company and all of the Participating Preferred Shareholders.

6.	AUTOMATIC CONVERSION UPON JUNE 30, 2009

6.1
In the event that an M&A Transaction or a New Equity Round will not occur until June 30, 2010, the aggregate amount each Participating Preferred Shareholder lent to the Company pursuant to this Agreement until June 30, 2009 shall automatically be converted into Preferred D Shares (as hereinafter defined) at a conversion price based on Company pre money valuation of US$ 10 million ("Preferred D Price Per Share") no later than July 7, 2010.

6.2
Each Participating Preferred Shareholder that has provided at least the Minimum Amount and that is also a Preferred C Shareholder shall be entitled to convert, no later than July 7, 2010, all or part (as the case may be) of its Preferred C Shares into Preferred D Shares, at a price per share equal to the Preferred D Shares Price Per Share (as part of the US$10 million pre money valuation (without increasing the Company's post money valuation).

6.3
For purposes hereof, the term "Preferred D shares" shall mean the most favorable class of shares existing in the Company which shall include liquidation preference and seniority over any Company's shares including without limitation Preferred C shares and shall also contain a full ratchet anti-dilution protection.

7.	PARTICIPATING PREFFERED SHAREHOLDERS

7.1
In the event that less than eighty percent (80%) (by holdings) of the Company's Preferred Shareholders will lend to the Company at least their Minimum Amount, the Participating Preferred Shareholders, shall be entitled to receive, at the Closing, warrants to purchase Preferred D Shares at an exercise price equal to 1 cent per each Preferred D Share, in the amount equal to such Participating Preferred Shareholder's Loan Amount divided by the Preferred D Price per share, substantially in the form as shall be attached at the Closing as Schedule C (the "Warrants").

7.2
For avoidance of doubt, if pursuant to Section 2 above, a Defaulting Participating Preferred Shareholder will be excluded from the Participating Preferred Shareholders, thus causing the Participating Preferred Shareholders to become less than 80% (by holding) of the Company's Preferred Shareholders, Warrants will be retroactively provided to all Participating Preferred Shareholders.

8.	EXTERNAL INVESTORS

For the purposes hereof the term "External Investor(s)" shall mean investor(s) which are not current shareholders in the Company as of the date hereof.

In the event that that Loan Amount shall be less than US$1 million the Company shall be entitled to offer, during a 90 day period following the Closing, identical terms and conditions to External Investors including the right to receive the Warrants pursuant to section 7 above.

9.	MISCELLANEOUS.

9.1
Furtherance of Cooperation.  Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

9.2
Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Israel except with regard to all matters relating to corporate governance of the Company, which shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof and the competent court in Tel Aviv shall have exclusive jurisdiction on any dispute arising from or in relation to this Agreement.

9.3
Assigns and Successors.  Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.  None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by either party without the prior consent in writing of the other party, provided, however, that the Company's consent shall not be required with respect to any assignment or transfer from Participating Preferred Shareholder to (i) any other entity which controls, is controlled by or is under common control with the Participating Preferred Shareholder, (ii) if the Participating Preferred Shareholder is a trustee or is appointed to act on behalf of others then to its beneficiaries, or (iii) one or more of its stockholders, directors, officers or limited or general partners, or to entities that manage or co-manage, directly or indirectly, the transferor or any of its general or limited partners, or to other investment funds managed by the same management, if the Participating Preferred Shareholder is a corporate entity or a partnership.

9.4
Entire Agreement.  This Agreement, together with the Schedules and Exhibits hereto constitute the full and entire understanding and agreement among the parties with regard to the subject matters hereof and thereof and supersede all prior agreements among the parties hereof with regard to such subject matters.

9.5	Amendment. This Agreement may not be amended, supplemented, discharged, terminated or altered except by a written agreement signed by the Company and all the Participating Preferred Shareholders.

9.6	Preamble. The preamble hereto constitutes an integral part hereof.

9.7
Notice.  Any notice required or permitted hereunder shall be in writing and shall be sent by registered mail or confirmed facsimile to the parties hereto, with respect to the Participating Preferred Shareholders at the addresses set forth opposite their names on Schedule A hereto, and with respect to the Company, at the address set forth under its signature below, as may be changed by each of the parties in a written notice from time to time.

9.8
Waiver.  No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.  Each Participating Preferred Shareholder may, expressly and in writing, waive any of its rights hereunder, and such waiver shall apply to such Participating Preferred Shareholder only; provided, however, that if any such waiver has an adverse effect on other Participating Preferred Shareholders, then such waiver shall only be effective if the other Participating Preferred Shareholders, expressly and in writing, agree to such waiver.

9.9
Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

9.10
Equal Treatment.  The Company shall treat all Participating Preferred Shareholders equally in connection with this Convertible Loan Agreement.  Therefore, any agreement of the Company to improve the rights of any Participating Preferred Shareholders hereunder or in connection herewith, or grant additional rights to any Participating Preferred Shareholder hereunder or in connection herewith, or pay (or, with the consent of the Participating Preferred Shareholders, pre-pay) a portion of the Loan Amount (or the interest thereon) shall automatically apply equally to all Participating Preferred Shareholders.

9.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signatures Page Immediately Follows]

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

WhiteSmoke Inc.	Participating Preferred Shareholders

By:	By:
Name:	Name:
Title:	Title:

Schedule A

Participating Preferred Shareholder	Minimum Amount	Participating Preferred Shareholder aggregate Loan Amount	Participating Preferred Shareholder's Address for Notice